EXHIBIT 14

FINANCIAL CODE OF ETHICS

Bemis Company, Inc.’s mission includes the requirement to report accurately and in a way that is not misleading, the financial condition of the Company to shareholders, regulators, employees, and related constituencies.  Senior financial officers, including the Chief Executive Officer, Chief Financial Officer, Controller, and others, hold an important and elevated role in the corporate governance of Bemis.  This Code provides principles to which members of the Bemis Financial Team are expected to adhere and advocate.  Any violation of the Bemis Financial Team Code of Ethics may subject the Financial Team member to disciplinary action.  Any person who has information concerning any violation of this Code by any member of the Bemis Financial Team shall promptly bring such information to the attention of the General Counsel.

All members of the Bemis Financial Team will:

•                  Act with honesty and integrity, avoiding actual or apparent conflicts of interest between personal and professional relationships.

•                  Provide constituents with information that is accurate, complete, objective, relevant, timely, and understandable.

•                  Comply with financial rules and regulations of federal, state, and local governments, and other public regulatory agencies.

•                  Prepare full, fair, accurate, timely, and understandable disclosure in reports and documents filed or submitted to the Securities and Exchange Commission and in other public communications related to Bemis’ financial matters.

•                  Act in good faith, responsibly, with due care, competence, and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•                  Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.  Confidential information acquired in the course of one’s work will not be used for personal advantage.

•                  Share knowledge and maintain skills important and relevant to the Company’s and constituents’ needs.

•                  Proactively promote ethical behavior within the Company.

•                  Achieve responsible use of and control over all assets, liabilities, and resources employed or entrusted.

This Code, supplements, but does not replace, any other code of conduct or ethics policy applicable to all employees of Bemis.